THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

August 9, 2001

Mr. Thomas L. Gutshall
Chairman and CEO
Cepheid
1190 Borregas Avenue
Sunnyvale, CA 94089-1302

RE: Modification and Restatement of January 10, 2000 Letter Agreement

Dear Mr. Gutshall:

This serves to confirm the mutually agreed modification and restatement of our letter agreement dated January 10, 2000 (the "Distribution Agreement"). The Distribution Agreement between Cepheid ("SUPPLIER") and Fisher Scientific Company L.L.C. ("FISHER") concerns the SmartCycler™ System, accessories and reaction tubes developed by and made by or for SUPPLIER.

  In Paragraph 1, in the sixth line, the parenthetical "(the `Field')" is deleted.
  Paragraph 2 of the Distribution Agreement is deleted in its entirety and replaced as follows:

Distribution Rights. SUPPLIER grants to FISHER the right to distribute the Products and designates FISHER as an authorized distributor of the Products as outlined in this Paragraph 2:
    Geographic Scope. FISHER is hereby designated an authorized distributor of the Products within the United States and the territory of Puerto Rico.
    Market Scope. FISHER is hereby designated an authorized distributor of the Products in the life science research market (the "Field"). Specifically included within the Field are research activities in the biotech, pharmaceutical, scientific, and university/educational industries. Specifically excluded from the Field are human and veterinary diagnostics (including applications subject to regulatory labeling including "For Investigational Use Only" or "For Research Use Only"), environmental testing, quality assurance and control testing, identity and forensic testing, and testing for biothreat agents.
    Supplier's Reserved Rights. Notwithstanding any rights granted to FISHER hereunder, including exclusive rights, SUPPLIER reserves the right to: (i) sell directly to the end user customers listed in Exhibit B to the Distribution Agreement; and (ii) make OEM sales of thermal cyclers, accessories and/or reaction tubes similar to Products which SUPPLIER may sell and ship to a firm for resale under that firm's label.
    Term. The distribution rights granted to FISHER pursuant to Paragraphs 2(a) through 2(c) above shall continue through and including May 31, 2004.
    Exclusivity. Subject to the provisions of Paragraphs 2(a) through 2(c) above, SUPPLIER hereby designates FISHER as SUPPLIER's exclusive distributor of the Products through and including May 31, 2002. During any period of FISHER's exclusivity hereunder, SUPPLIER shall: (i) refer all inquiries regarding the purchase of Products within the Field to FISHER; and, (ii) not appoint any other person or entity as an authorized distributor of the Products within the Field. Nothing in the prior sentence is in derogation of SUPPLIER's rights under paragraph (c) above.
    Extension of Exclusivity. In the event that FISHER purchases (deemed to be the issuance of a purchase order for which delivery is completed within 30 days) from SUPPLIER between June 1, 2001 and May 31, 2002 at least [***] (not including the [***] units under purchase order # PR3206412 dated July 12, 2001) SmartCycler™ units (a unit defined as the total number of 16-site SmartCycler™ processing blocks, either as part of a Starter System or as Add-On Blocks), FISHER's exclusive distributor status granted by Paragraph 2(e) above shall continue through and including May 31, 2003. In the event that FISHER purchases from SUPPLIER between June 1, 2002 and May 31, 2003 at least [***] SmartCycler™ units, FISHER's exclusive distributor status granted by Paragraph 2(e) above shall continue through and including May 31, 2004.
    Exclusive Source. During any period of time that the exclusivity provisions of Paragraph 2(e) and 2(f) are in effect, FISHER will use SUPPLIER as its exclusive supplier of systems capable of performing thermal cycling with real-time optical detection.
    Sales Reporting. FISHER shall provide SUPPLIER within 30 days after the first day of each March, June, September and December a true and accurate accounting report of Products (including units sold and selling price) sold during the preceding 3 months in sufficient detail, as mutually agreed, for SUPPLIER to use for royalty reporting and sales compensation purposes. In addition, FISHER shall provide to SUPPLIER on a weekly basis an updated customer and contact list solely for SUPPLIER to use in monitoring sales and administering warranty and customer service.
    Forecasts. Within one week of signing this addendum, FISHER shall provide SUPPLIER with one-year monthly purchase and sales forecasts that will be updated on a monthly basis during the first week of each month. In order to assist Cepheid with manufacturing planning, FISHER shall also within the first week of each month provide SUPPLIER with a purchase projection for the next three (3) month period. While the one year forecast will not be binding in total, the three month projections shall constitute a purchase commitment by FISHER for such period. Such three (3) month purchase projection/commitment shall be updated monthly, taking into account FISHER's sales experience and inventory levels over the previous month.
  The first two sentences of Paragraph 3 of the Distribution Agreement are deleted in their entirely and replaced as follows:

  The Product list prices, discounts and transfer prices to FISHER shall be as listed in Exhibit A. Prices shall be firm through December 31, 2001. Cepheid has the right to change the discount listed in Exhibit A; however, Cepheid's current intention is to maintain the discount for so long as FISHER is performing all of its responsibilities under the Distribution Agreement, including its Marketing Support responsibilities under Exhibit C, to the satisfaction of Cepheid.

  Paragraph 5 of the Distribution Agreement is deleted in its entirety and replaced as follows:

  Shipping. SUPPLIER will ship all SmartCycler™ System Products (systems, accessories and reaction tubes) FOB Sunnyvale, CA to FISHER's distribution center in Santa Clara, CA (freight collect) or to such other address as Fisher may reasonably designate. SUPPLIER shall follow FISHER's routing guide in the shipment of Products, and all products shall be shipped within thirty (30) days of order receipt.

  Paragraph 7 of the Distribution Agreement is deleted in its entirety and replaced as follows:

  Marketing Support. SUPPLIER and FISHER shall each provide Marketing Support, as described in Exhibit C.

  Paragraph 8 of the Distribution Agreement is deleted in its entirety and replaced as follows:

  Term. The term of this Agreement shall be from the date of mutual execution through and including May 31, 2004. Thereafter, the Agreement shall remain in force for successive six month periods, unless either party gives written notice of non-renewal to the other at least sixty (60) days prior to the then current expiration date.

  Paragraph 12 of the Distribution Agreement is deleted in its entirety and replaced as follows:

  Public Announcements. Neither SUPPLIER nor FISHER shall issue or cause to be issued any press release or public announcement or otherwise disclose or discuss the relationship between SUPPLER and FISHER, the existence of this Agreement or the transactions contemplated hereby (a) except as and to the extent that FISHER and SUPPLIER jointly agree in writing and (b) except as may be required by applicable law, court process or Nasdaq/NYSE regulation. Each party shall make reasonable efforts to inform the other prior to any authorized public announcement or disclosure.

  A new Paragraph 13 is inserted into the Distribution Agreement as follows:

Non-Hire Agreement. Both parties agree that, during the term of this Agreement and for one year after termination for any reason, neither party will hire nor attempt to hire one another's employees (or any person who was employed by the other within the past one year) without the prior written consent of the other party. Notwithstanding the foregoing, in the event that a court of competent jurisdiction shall declare the agreement represented by the foregoing sentence to be unenforceable, and one party employs, directly or indirectly, or retains in a consulting or other capacity, any person employed by the other party within the previous one (1) year, the hiring party shall compensate other party for such employment at a fee of $30,000 per person, which each party acknowledges and agrees is fair and just compensation and does not constitute punitive or liquidated damages.

Except as expressly stated herein, the terms and provisions of the Distribution Agreement remain in full force and effect.

Please signify your acceptance and agreement on behalf of Cepheid to the above-stated modification and restatement of our January 10, 2000 letter agreement by counter-signing this letter on behalf of Cepheid where indicated below.

Very truly yours,

/s/J. Bradley Mahood

J. Bradley Mahood

Vice President Strategic Sourcing

AGREED AND ACCEPTED:

Cepheid

By:_/s/Thomas Gutshall

Name: Thomas Gutshall

Title: Chief Executive Officer

Date: August 9, 2001

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.